Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE REPORTS RECORD 2004 REVENUES,

OPERATING INCOME UP 181 Percent, PROFITS INCREASE 235 Percent

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Fourth Quarter Operating Results Show Continued Strong Gains,

With Domestic Net Sales Revenues Ahead 8 Percent

PROVO, UTAH, February 15, 2005 – Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported record sales revenue and strong gains in operating and net income for both the fourth quarter and year ended December 31, 2004.

For the twelve months ended December 31, 2004, net sales revenue increased to $331.1 million, compared with $260.2 million in the same period of 2003, an increase of 27.3 percent.   Operating income advanced 181.0 percent, to $21.7 million, from $7.7 million the previous year.  Net income totaled $17.1 million, or $1.10 per diluted share, for the year ended December 31, 2004 compared to $5.1 million, or $0.36 per diluted share for the same period in the prior year.

For the fourth quarter ended December 31, 2004, net sales revenues increased to $88.3 million, compared with $68.8 million in the same period in the prior year, a 28.3 percent increase.  Operating income totaled $6.5 million, compared with $3.8 million in the same period in the prior year, a 70.6 percent increase. Net income increased to $4.7 million, or $0.30 per diluted share, from $2.9 million, or $0.21 per diluted share, increases of 58.9 and 43.3 percent, respectively, over the same period in the prior year.  Per share calculations are based on 10.9 percent more weighted average diluted shares outstanding in the 2004 fourth quarter and 8.0 percent more diluted shares for the full year.

Selling, general and administrative (“SG&A”) expenses in line with the Company’s objectives continued to decline as a percentage of net sales revenues.  For the fourth quarter, SG&A totaled 33.4 as a percent of net sales revenues, compared with 39.6 percent a year ago, and for the year ended December 31, 2004 it totaled 35.9 percent, compared to 41.0 percent for the same period in the prior year.  The Company’s objective is to continue to reduce SG&A as a percentage of net sales revenues.

“Nature’s Sunshine made considerable progress in 2004,” said Douglas Faggioli, President and CEO.  “In addition to our success in continuing to reduce expenses, we achieved a 7.7 percent increase in United States net sales revenue in the fourth quarter, the first year over year quarterly gain in some time. This was accomplished while maintaining strong momentum in our international operation as well as in Synergy Worldwide.  New products and new marketing initiatives clearly are beginning to pay off.  Our Dutch auction tender offer in November was very successful.  Overall we believe the outlook for the Company’s growth continues to be positive.”

Synergy Worldwide, which operates principally in Asia, continued to experience rapid sales revenue growth. Fourth quarter net sales revenue increased 124.0 percent, to $23.5 million compared with $10.5 million during the same period of the prior year. Net sales revenue for the twelve months ended December 31, 2004, totaled $83.6 million compared with $26.9 million for 2003, an increase of 210.5 percent.

United States, net sales revenue for the fourth quarter, which includes the Dominican Republic, increased 7.7 percent to $36.8 million, compared to $34.2 million in the same period of the prior year.  The Company attributed the 2004 fourth quarter improvement to new products, such as Thai-Go, and new marketing initiatives, particularly its Habit of Health™ 90-Day Challenge program. Domestic sales revenue for the full year totaled $142.8 million, compared with $143.6 million in 2003.

International net sales revenue for the fourth quarter totaled $28.0 million, compared to $24.1 million, a 15.9 percent increase, and for the year totaled $104.6 million, compared with $89.6 million the prior year, an increase of 16.7 percent.  Fifteen countries posted higher sales revenue, most noticeably Canada, Colombia, El Salvador, Israel, Japan, Mexico, and Russia.

As previously disclosed, on November 30, 2004 the Company announced that it had purchased 1,000,000 shares of common stock at a purchase price of $16.50 per share, pursuant to a Dutch auction tender offer. The proration factor for the tender offer was approximately 67.42 percent.

As of December 31, 2004, working capital totaled $40.7 million, cash and cash equivalents and investments amounted to $44.0 million, total liabilities were approximately $53.9 million and shareholders’ equity increased to $91.2 million.

Nature’s Sunshine had approximately 665,000 Distributors worldwide at December 31, 2004, compared to 562,000 a year earlier.  The numbers of Managers worldwide on the same dates were approximately 18,350 and 15,150, respectively.

About Nature’s Sunshine

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Conference Call Schedule

A conference call will be held on Tuesday, February 15, 2005, at 11am (ET) and can be accessed live over the Internet through World Investor Link’s Vcall website, located at http://www.vcall.com.  To listen to the live call, individuals should go to the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay on the Vcall website will be available for one week after the original broadcast.  A rebroadcast of the call will be available starting approximately two hours after the conference call ends, through midnight (ET) on Tuesday, March 1, 2005.  The replay of the conference call can be accessed by dialing 1-877-519-4471, and, when prompted, use PIN number 5691049. International callers dial (973) 341-3080 and use the same PIN number.

Contact:
Craig D. Huff	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

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NATURE’S SUNSHINE PRODUCTS, INC.

FINANCIAL SUMMARY

SELECTED STATEMENT OF OPERATIONS INFORMATION

(In thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31
	(Unaudited)
	2004	2003
Net sales revenue	$88,343	$68,845

Cost of goods sold	17,350	12,773
Volume incentives	34,999	24,982
Selling, general and administrative	29,499	27,283
	81,848	65,038
Operating income	6,495	3,807
Other income, net	404	241
Income before income taxes	6,899	4,048
Provision for income taxes	2,238	1,114
Net income	$4,661	$2,934
Basic net income per common share	$0.31	$0.21
Basic weighted average common shares	15,128	14,015
Diluted net income per common share	$0.30	$0.21
Diluted weighted average common shares	15,655	14,116

	TWELVE MONTHS ENDED DECEMBER 31
	(Unaudited)
	2004	2003
Net sales revenue	$331,063	$260,151

Cost of goods sold	62,693	51,927
Volume incentives	127,985	93,910
Selling, general and administrative	118,731	106,608
	309,409	252,445
Operating income	21,654	7,706
Other income (expense), net	1,307	(474)
Income before income taxes	22,961	7,232
Provision for income taxes	5,883	2,133
Net income	$17,078	$5,099
Basic net income per common share	$1.14	$0.36
Basic weighted average common shares	14,917	14,181
Diluted net income per common share	$1.10	$0.36
Diluted weighted average common shares	15,478	14,336

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$36,206	$30,665
Other current assets	56,300	45,371
Total current assets	92,506	76,036
Property, plant and equipment	34,731	32,318
Other assets	17,838	17,204
Total	$145,075	$125,558

Current liabilities	$51,812	$45,984
Other liabilities	2,045	2,232
Shareholders’ equity	91,218	77,342
Total	$145,075	$125,558